February 27, 2004

Board of Directors
Wabash National Corporation
1000 Sagamore Parkway South
Lafayette, Indiana 47905

Ladies and Gentlemen:

     We are acting as counsel to Wabash National Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to registration of up to 385,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), 250,000 of which are issuable under a Non-Qualified Stock Option Agreements between the Company and William Greubel (the “Greubel Option”), 150,000 of which are issuable under a Non-Qualified Stock Option Agreement between the Company and Richard Giromini (the “Giromini Option”), and 10,000 of which are issuable under a Non-Qualified Stock Option Agreement between the Company and Timothy Monahan (the “Monahan Option”, and together with the Greubel Option and the Giromini Option, the “Option Agreements”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	Copies of the Option Agreements.

3.	The Certificate of Incorporation of the Company, as certified by the Secretary of the State of Delaware on February 25, 2004, and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	Certain resolutions of the Board of Directors of the Company adopted by unanimous written consent dated as of April 18, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the grant of the Greubel Option.

Wabash National Corporation
February 27, 2004

6.	Certain resolutions of the Board of Directors of the Company adopted at a meeting held on May 30, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the grant of the Giromini Option and Monahan Option.

     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered following exercise of the Option Agreements in the manner and on the terms contemplated therein, will be validly issued, fully paid, and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.